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                                                                       Exhibit 5

                           [Palmer & Dodge LLP letterhead]

Telephone: (617) 573-0100                              Facsimile: (617) 227-4420

                                    April 6, 1998


Genzyme Transgenics Corporation
Five Mountain Road
Framingham, MA  01701

Ladies & Gentlemen:

     We are rendering this opinion in connection with the Registration Statement on Form S-3 (the "Registration Statement") filed by Genzyme Transgenics Corporation (the "Company") with the Securities and Exchange Commission under the Securities Act of 1933, as amended, on or about the date hereof. The Registration Statement relates to up to 3,599,138 shares of the Company's Common Stock, $0.01 par value (the "Shares"), representing up to 1,374,569 shares currently issuable upon conversion of outstanding shares of the Company's Series A Convertible Preferred Stock, $0.01 par value (the "Preferred Stock"), and up to 450,000 shares issuable upon exercise of outstanding warrants, and 1,774,569 shares as may become issuable upon conversion of the Preferred Stock and exercise of the Warrants (i) to prevent dilution resulting from stock splits, stock dividends or similar transactions or (ii) by reason of changes in the conversion price of the Preferred Stock in accordance with the terms of the Certificate of Designation relating thereto or the exercise price of the Warrants in accordance with the terms thereof as described in the Registration Statement (the "Warrants"). We understand that the Shares are to be offered and sold in the manner described in the Registration Statement.

     We have acted as your counsel in connection with the preparation of the Registration Statement. We are familiar with the proceedings of the Board of Directors on March 4, 1998 in connection with the authorization, issuance and sale of the Shares. We have examined such other documents as we consider necessary to render this opinion.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, upon conversion of shares of Preferred Stock in accordance with the Certificate of Vote of Directors Establishing a Series of a Class of Stock, as filed with the Secretary of the Commonwealth of Massachusetts on March 20, 1998, and upon exercise of the Warrants in accordance with the terms thereof, the Shares will be validly issued, fully paid and non-assessable.

     We hereby consent to the filing of this opinion as a part of the Registration Statement and to the reference to our firm under the caption "Legality of Common Stock" in the Prospectus filed as part thereof.

                         Very truly yours,

                         /s/ Palmer & Dodge LLP

                         PALMER & DODGE LLP